Exhibit 99.1

News Release

Investor Contact:	Niels Christensen, 215-986-6651 Niels.Christensen@unisys.com

Media Contact:	Bruce Hight, 512-944-2032 bruce.hight@hkstrategies.com

Unisys Announces Proposed $150 Million Private Offering of Convertible Senior Notes

BLUE BELL, Pa., March 8, 2016 – Unisys Corporation (NYSE: UIS) (“Unisys”) announced today its intention to offer, subject to market and other conditions, $150 million aggregate principal amount of Convertible Senior Notes due 2021 (the “notes”) through a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. Unisys also expects to grant to the initial purchaser an option to purchase up to an additional $22.5 million aggregate principal amount of the notes on the same terms and conditions, solely to cover over-allotments, if any.

The notes will be Unisys’ senior unsecured obligations. Upon any conversion, Unisys will settle its conversion obligation in cash, shares of its common stock, or a combination of cash and shares of its common stock, at its election. The interest rate on, the initial conversion rate of, and other terms of the notes will be determined by negotiations between Unisys and the initial purchaser of the notes.

Unisys intends to use the net proceeds from the offering of the notes: (i) for general corporate purposes, which may include funding cost reduction and savings initiatives, obligations under its defined benefit pension plans, investments in next-generation services and technologies and repaying existing debt and (ii) to pay the cost of the capped call transaction described below.

In connection with the offering of the notes, Unisys intends to enter into a privately negotiated capped call transaction with the initial purchaser or one of its affiliates (the “hedge counterparty”). The capped call transaction will cover, subject to customary anti-dilution adjustments, the number of shares of Unisys’ common stock that will initially underlie the notes. The capped call transaction is expected to reduce potential dilution to Unisys’ common stock and/or offset potential cash payments Unisys is required to make in excess of the principal amount upon any conversion of notes. If the initial purchaser exercises its option to purchase additional notes, Unisys may enter into an additional capped call transaction with the hedge counterparty.

In connection with establishing its initial hedge of the capped call transaction, Unisys expects that the hedge counterparty and/or its affiliates will enter into various derivative transactions with respect to Unisys’ common stock and/or purchase shares of Unisys’ common stock or other Unisys securities in secondary market transactions concurrently with or shortly after the pricing of the notes, including with certain investors in the notes. These activities could have the effect of increasing, or reducing the size of any decline in, the market price of Unisys’ common stock or the notes at that time.

In addition, Unisys has been advised by the hedge counterparty that the hedge counterparty and/or its affiliates may modify its hedge position by entering into or unwinding various derivative transactions with respect to Unisys’ common stock and/or by purchasing or selling Unisys’ common stock or other Unisys securities in secondary market transactions prior to the maturity of the notes (and are likely to do so during any observation period related to a conversion of notes).

The notes and Unisys common stock issuable upon the conversion of the notes, if any, have not been registered under the Securities Act of 1933, as amended, or the securities laws of any other jurisdiction and may not be offered or sold absent registration or an applicable exemption from registration requirements.

This press release is neither an offer to sell nor a solicitation of an offer to buy any of these securities nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About Unisys

Unisys is a global information technology company that works with many of the world’s largest companies and government organizations to solve their most pressing IT and business challenges. Unisys specializes in providing integrated, leading-edge solutions to clients in the government, financial services and commercial markets. With more than 20,000 employees serving clients around the world, Unisys offerings include cloud and infrastructure services, application services, security solutions, and high-end server technology.

Forward-Looking Statements

Any statements contained in this release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements regarding Unisys’ completion of the offering, the anticipated principal amount of securities sold, the final terms of the offering and Unisys’ anticipated use of proceeds. These forward-looking statements are based on Unisys’ current assumptions, expectations and beliefs and involve substantial risks and uncertainties that may cause actual results and the timing of events to materially differ from those expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, risks related to market and other general economic conditions, Unisys’ ability to meet the closing conditions required for the consummation of the offering and other risks detailed in filings Unisys makes with the SEC from time to time, including under the heading “Risk Factors” in Unisys’ Annual Report on Form 10-K for the fiscal year ending December 31, 2015. Unisys assumes no obligation to update any forward-looking statements.

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RELEASE NO.: 0308/9398

Unisys and other Unisys products and services mentioned herein, as well as their respective logos, are trademarks or registered trademarks of Unisys Corporation. Any other brand or product referenced herein is acknowledged to be a trademark or registered trademark of its respective holder.

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